Exhibit 99.1

SEE Reports
Q4, Full Year 2022 Results and Provides 2023 Outlook
Completes Liquibox Acquisition and Launches Reinvent SEE 2.0

Net sales in Q4 of $1.4 billion, down 8% as reported; down 4% constant currency and in 2022 of $5.6 billion, up 2% as reported; up 6% constant currency
Net earnings in Q4 of $95 million, down 44% and in 2022 of $491 million, essentially flat
Adjusted EBITDA in Q4 of $297 million, down 10% as reported; down 7% constant currency and in 2022 of $1,210 million, up 7% as reported; up 10% constant currency
Earnings per share (Diluted) in Q4 of $0.65, down 42% and in 2022 of $3.33, up 3%
Adjusted EPS (Diluted) in Q4 of $0.99, down 12% as reported; down 7% constant currency and in 2022 of $4.10, up 15% as reported; up 20% constant currency
Cash flow from operations of $613 million, down 14% in 2022
Accelerating growth investments, CapEx of $237 million, up 11%, in 2022
Completes Liquibox Acquisition on February 1, 2023
Adding to Cryovac's fast-growing Fluids & Liquids business
CHARLOTTE, N.C., February 9, 2023 – SEE (NYSE: SEE) today reported financial results for the fourth quarter and full year 2022 and provided its 2023 outlook.
“In 2022, we delivered Adjusted EPS growth of 15% as we are successfully executing on our strategy to become a world-class company partnering with our customers on automation, digital and sustainable packaging solutions.
I am extremely proud of how our team executed in securing and redesigning products, innovating new solutions with sustainable materials, and minimizing disruptions for our customers while maintaining performance and ensuring quality. Our automation solutions continued gaining momentum by creating significant savings for our customers and delivering the best products at the right price and make them sustainable.
We completed the Liquibox acquisition ahead of schedule. The combination of Liquibox and Cryovac is expected to make our fluids and liquids business greater than 10% of sales while expanding our leadership position in the fast-growing fluids and liquids flexible packaging market,” said Ted Doheny, SEE’s President and CEO.
Unless otherwise stated, all results compare fourth quarter 2022 results to fourth quarter 2021 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments),

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gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

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Fourth Quarter Financial and Business Segment Highlights
Fourth quarter net sales in Food were $874 million, essentially flat as reported. Currency had an unfavorable impact of $41 million, or 5%. On a constant dollar basis, net sales increased $38 million, or approximately 4%. Price realization had a favorable impact of $65 million, or 7%, with increases implemented across all regions in response to the continued inflationary environment. Volumes decreased by $28 million, or 3%, driven primarily by food retail market declines across the Americas and EMEA regions and the adverse impact from prior supply disruptions. Adjusted EBITDA of $202 million, or 23.1% of net sales, decreased 1% from $204 million, or 23.3% of net sales, in the prior year. The decrease in Adjusted EBITDA was primarily attributable to lower volumes and unfavorable currency movements partially offset by favorable net price realization.
Fourth quarter net sales in Protective were $532 million, a decrease of 19% as reported. Net sales were unfavorably impacted by currency fluctuation of $26 million, or 4% and the divestiture of Reflectix, Inc. (“Reflectix”) of $5 million, or 1%. On an organic basis, net sales decreased $92 million, or 14%. Volumes decreased by $131 million, or 20% primarily resulting from recessionary pressures in the industrial and fulfillment markets and destocking throughout the value chain. Price realization had a favorable impact of $39 million, or 6%, with increases implemented across all regions in response to the continued inflationary environment. Adjusted EBITDA of $102 million, or 19.2% of net sales, decreased 19% from $126 million, or 19.3% of net sales, in the prior year. The decrease in Adjusted EBITDA was primarily attributable to lower volumes partially offset by favorable net price realization.
U.S. GAAP Summary
Fourth Quarter 2022
Net sales of $1.4 billion decreased 8% as reported in fourth quarter 2022, with APAC decreasing 14%, Americas decreasing 8%, and EMEA decreasing 6%.
Net earnings were $95 million, or $0.65 per diluted share, in fourth quarter 2022 as compared to net earnings of $169 million, or $1.12 per diluted share, in fourth quarter 2021. Fourth quarter 2022 was unfavorably impacted not only by lower sales but also by Special Items of $50 million, which includes the impact of a tentative agreement reached with the Internal Revenue Service ("IRS") Independent Office of Appeals to resolve the dispute regarding the deductibility of the Grace settlement payments. Such agreement is subject to further review, approval and execution of a definitive agreement by both parties.
The effective tax rate in fourth quarter 2022 was 47.2%, compared to 31.6% in fourth quarter 2021. The increase in the 2022 effective tax rate is the result of having reached the tentative agreement to settle the dispute with the IRS described above. The prior year effective tax rate was unfavorably impacted by the sale of our Reflectix business.
Full Year 2022
Full year 2022 net sales of $5.6 billion increased 2% as reported, with Americas increasing 6%, APAC decreasing 6%, and EMEA decreasing 3%.
Full year 2022 net earnings were $491 million, or $3.33 per diluted share, as compared to net earnings of $491 million, or $3.22 per diluted share, in full year 2021. Special Items had an unfavorable impact of $114 million in 2022, primarily attributable to Tax Special Items due to the impact of the tentative agreement reached with the IRS described above and an impairment loss associated with an equity investment. Comparatively, Special Items had an unfavorable impact of $50 million in 2021.
The effective tax rate for full year 2022 was 32.6%, compared to 31.4% for full year 2021. The 2022 effective tax rate included incremental tax expense items associated with the tentative agreement to settle the dispute with the IRS described above. The 2021 effective tax rate included incremental tax expense items associated with the gain on the sale of Reflectix and legislative and administrative changes to enacted foreign statutes.

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Non-U.S. GAAP Summary
Fourth Quarter 2022
Fourth quarter 2022 net sales decreased 4% on a constant dollar basis, with the Americas decreasing 7% and APAC decreasing 3%, partially offset by EMEA which increased 5%. Volumes had an unfavorable impact of 10%, partially offset by favorable price realization of 7%.
Adjusted EBITDA was $297 million, or 21.1% of net sales for fourth quarter 2022, as compared to $330 million, or 21.5% of net sales for the same period last year. The decrease in Adjusted EBITDA was primarily due to lower volumes, partially offset by favorable net price realization. Currency fluctuation had an unfavorable impact of $9 million, or 3%, in fourth quarter 2022.
The Adjusted Tax Rate was 26.1% in fourth quarter 2022 compared to 26.2% in fourth quarter 2021.
Adjusted earnings per diluted share were $0.99 in fourth quarter 2022, as compared to $1.12 in fourth quarter 2021. The decrease in adjusted earnings per diluted share was primarily attributable to lower Adjusted EBITDA.
Full Year 2022
Full year 2022 net sales increased 6% on a constant dollar basis, with EMEA increasing 7%, Americas increasing 6%, and APAC increasing 2%. Price realization had a favorable impact of 13%, while volumes decreased by 6%.
Adjusted EBITDA was $1,210 million, or 21.5% of net sales in 2022, compared to $1,132 million, or 20.4% of net sales for full year 2021. The improvement in Adjusted EBITDA was largely due to favorable net price realization, partially offset by lower volumes. Currency fluctuation had an unfavorable impact of $33 million, or 3%, for the full year 2022.
The Adjusted Tax Rate was 25.4% in 2022, compared to 26.1% in 2021.
Adjusted earnings per diluted share were $4.10 for full year 2022 compared to adjusted earnings per diluted share of $3.55 for full year 2021. The increase in adjusted earnings per diluted share was primarily attributable to higher Adjusted EBITDA.
Cash Flow and Net Debt
Cash flow provided by operating activities during full year 2022 was $613 million, as compared to $710 million during 2021. Capital expenditures increased to $237 million during full year 2022 to support growth initiatives, as compared to $213 million during 2021. Free cash flow, defined as net cash provided by operating activities less capital expenditures, was a source of $376 million during full year 2022, as compared to a source of $497 million, during the prior year.
During full year 2022, the Company repurchased 4.5 million shares, valued at $280 million (average of approximately $62 per share), and paid cash dividends of approximately $118 million.
Net Debt, defined as total debt less cash and cash equivalents, increased to $3.2 billion as of December 31, 2022 from $3.1 billion as of December 31, 2021. As of December 31, 2022, SEE had approximately $1.6 billion of available liquidity, comprised of $456 million in cash and $1.12 billion available under our committed credit facilities.
During the first quarter of 2023, SEE completed the offering of $775 million aggregate principal amount of 6.125% senior notes due 2028. The proceeds from this offering, along with the Company’s incremental term loan facility and cash on hand, were used to finance the Liquibox acquisition and to repurchase the Company’s outstanding 4.500% senior notes due 2023 (the “2023 Euro Notes”) pursuant to the tender offer and satisfy and discharge all of the Company’s outstanding 2023 Euro Notes in accordance with the terms of the indenture governing the 2023 Euro Notes.
Outlook for Full Year 2023
“We are continuing to face a challenging macroeconomic environment, especially in the first half of 2023. With the acquisition of Liquibox, we are confident we can grow and continue to deliver on our SEE Operating Model performance in 2023.

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We are advancing the SEE Operating Engine with Reinvent SEE 2.0 which is expected to reduce our cost structure by $35 to $45 million over the next 12 to 18 months. Also, by accelerating the move of our business online with MySEE and automating and digitizing our organization, we expand our access to under-penetrated customer segments creating new growth opportunities and efficiency gains," said Ted Doheny.
For the full year 2023, SEE expects net sales in the range of $5.85 to $6.10 billion, or an increase of 4% to 8%, which includes a favorable impact of the Liquibox acquisition of approximately 6% and unfavorable currency impact of approximately 1%.
Full year Adjusted EBITDA is expected to be in the range of $1.25 to $1.30 billion, which includes a favorable impact of the Liquibox acquisition of approximately 8% and unfavorable currency impact of approximately 1%. Going forward, both the costs and benefits from Reinvent SEE 2.0 will be reflected in Adjusted EBITDA. The net benefit of this change in our cost structure is currently excluded from our guidance.
The Company forecasts full year Adjusted EPS to be in the range of $3.50 to $3.80, which is based on approximately 146 million shares outstanding and an anticipated Adjusted Tax Rate of approximately 26% to 27%.
Free Cash Flow in 2023 is expected to be in the range of $475 to $525 million, with capital expenditures in the range of $260 to $280 million. Cash tax payments, excluding those associated with the tentative agreement described above, are expected to be in the range of $240 to $250 million.
Reinvent SEE 2.0
Reinvent SEE 2.0 will continue our transformation into a world-class automated packaging solutions company focusing on automation, digital and sustainability.
Reinvent SEE 2.0 further enhances:
Expanding the Fluids & Liquids Vertical Leveraging Cryovac and Liquibox Competitive Capabilities: Combining highly complementary solutions within SEE’s fast growing fluids & liquids business while generating strong synergies and accelerating innovation.
Accelerating Growth Platforms from Product to Customer First Solutions Approach: Expand and grow our portfolio of automation solutions, advance our prismiq™ digital packaging and printing solutions and broaden and diversify with new sustainable innovations while expanding our digital e-commerce platform.
SEE Operational Excellence with Automating & Digitizing the Global Network with SEE Touchless Automation: Heightened focus on world-class operations, operating leverage, productivity, zero-harm and flawless quality in everything we do while making every customer a reference.
SEE Operating Model / Engine: Focus on high-quality growth to grow faster than the markets we serve as we simplify and digitize our organizational structure to withstand global slowdowns.
Conference Call Information
SEE will host a conference call and webcast on Thursday, February 9, 2023 at 10:00 a.m. (ET) to discuss the Company's Fourth Quarter and Full Year 2022 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.

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About SEE
Sealed Air (NYSE: SEE) is in business to protect, to solve critical packaging challenges, and to make our world better than we find it. Our automated packaging solutions promote a safer, more resilient, and less wasteful global food supply chain, enable e-commerce, and protect goods transported worldwide.
Our globally recognized brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, BUBBLE WRAP® brand packaging, SEE Automation™ solutions and prismiq™ brand smart packaging and digital printing.
SEE’s Operating Model, together with our industry-leading expertise in materials, engineering and technology, create value through more sustainable, automated, and digitally connected packaging solutions.
We are leading the packaging industry in creating a more environmentally, socially, and economically sustainable future and have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, with a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are committed to a diverse workforce and a caring, inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $5.6 billion in sales in 2022 and has approximately 16,300 employees (not including Liquibox employees) who serve customers in 120 countries/territories. To learn more, visit sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an “organic” and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA, and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region." Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains

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and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition, results of operations and cash flows. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, expectations regarding future impacts resulting from the Liquibox acquisition, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, including recessionary and inflationary pressures, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, failure to realize synergies and other financial benefits from the acquisition of Liquibox within the expected time frames, greater than expected costs or difficulties related to the integration of Liquibox, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019, negative impacts related to the ongoing conflicts between Russia and Ukraine and related sanctions, export restrictions and other counteractions thereto, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our merger, acquisition and equity investment strategies, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2021 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Company Contacts

Investors
Brian Sullivan
brian.c.sullivan@sealedair.com
704.503.8841

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included in this press release for 2022 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share data)	2022	2021	2022	2021
Net sales	$1,405.9	$1,531.5	$5,641.9	$5,533.8
Cost of sales	981.9	1,056.1	3,869.0	3,852.9
Gross profit	424.0	475.4	1,772.9	1,680.9
Selling, general and administrative expenses	180.6	204.6	786.2	772.4
Gain on sale of businesses and property and equipment	1.2	49.1	6.3	45.7
Amortization expense of intangible assets	9.1	9.7	36.1	38.8
Restructuring charges	7.5	10.0	12.1	14.5
Operating profit	228.0	300.2	944.8	900.9
Interest expense, net	(43.0)	(40.2)	(162.3)	(167.8)
Other expense, net	(5.8)	(13.0)	(53.2)	(16.9)
Earnings before income tax provision	179.2	247.0	729.3	716.2
Income tax provision	84.5	78.0	238.0	225.0
Net earnings from continuing operations	94.7	169.0	491.3	491.2
(Loss) Gain on sale of discontinued operations, net of tax	(0.4)	11.9	0.3	15.6
Net earnings	$94.3	$180.9	$491.6	$506.8
Basic:
Continuing operations	$0.65	$1.14	$3.37	$3.26
Discontinued operations	—	0.08	—	0.10
Net earnings per common share - basic	$0.65	$1.22	$3.37	$3.36
Diluted:
Continuing operations	$0.65	$1.12	$3.33	$3.22
Discontinued operations	—	0.08	—	0.10
Net earnings per common share - diluted	$0.65	$1.20	$3.33	$3.32
Weighted average number of common shares outstanding:
Basic	144.7	148.3	145.9	150.9
Diluted	146.1	150.3	147.4	152.4

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$456.1	$561.0
Trade receivables, net	592.4	620.3
Income tax receivables	40.3	28.8
Other receivables	104.2	83.7
Inventories, net	866.3	725.7
Prepaid expenses and other current assets	57.5	50.1
Total current assets	2,116.8	2,069.6
Property and equipment, net	1,275.9	1,232.0
Goodwill	2,174.5	2,189.4
Identifiable Intangible assets, net	138.4	152.6
Deferred taxes	141.5	138.4
Non-current assets held for sale	—	1.5
Operating lease right-of-use-assets	70.2	63.8
Other non-current assets	297.4	382.0
Total assets	$6,214.7	$6,229.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$6.6	$1.3
Current portion of long-term debt	434.0	487.2
Current portion of operating lease liabilities	24.0	21.2
Accounts payable	865.6	959.9
Accrued restructuring costs	14.7	10.2
Income tax payable	19.9	22.7
Other current liabilities	717.0	504.8
Total current liabilities	2,081.8	2,007.3
Long-term debt, less current portion	3,237.9	3,219.6
Long-term operating lease liabilities, less current portion	49.6	44.5
Deferred taxes	33.4	46.7
Non-current liabilities held for sale	—	0.9
Other non-current liabilities	467.9	661.6
Total liabilities	5,870.6	5,980.6

Stockholders’ equity:
Preferred stock	—	—
Common stock	23.3	23.2
Additional paid-in capital	2,155.3	2,123.4
Retained earnings	3,163.4	2,790.7
Common stock in treasury	(4,019.1)	(3,754.7)
Accumulated other comprehensive loss, net of taxes	(978.8)	(933.9)
Total stockholders’ equity	344.1	248.7
Total liabilities and stockholders’ equity	$6,214.7	$6,229.3

Calculation of Net Debt

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(Unaudited)

(In USD millions)	December 31, 2022	December 31, 2021
Short-term borrowings	$6.6	$1.3
Current portion of long-term debt	434.0	487.2
Long-term debt, less current portion	3,237.9	3,219.6
Total debt	3,678.5	3,708.1
Less: cash and cash equivalents	(456.1)	(561.0)
Non-U.S. GAAP Net debt	$3,222.4	$3,147.1

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In USD millions)	2022	2021
Net earnings	$491.6	$506.8
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	305.8	271.3
Changes in operating assets and liabilities:
Trade receivables, net	2.6	(110.9)
Inventories	(178.5)	(165.7)
Income tax receivable/payable	(13.6)	45.7
Accounts payable	(72.1)	206.1
Customer advance payments	1.4	15.1
Other assets and liabilities	76.1	(58.7)
Net cash provided by operating activities	$613.3	$709.7
Cash flows from investing activities:
Capital expenditures	$(237.3)	$(213.1)
Proceeds related to sale of business and property and equipment, net(2)	9.4	89.4
Businesses acquired in purchase transactions, net of cash acquired	(9.6)	(0.1)
Payments related to debt, equity, and equity method investments	(10.6)	(18.0)
Settlement of foreign currency forward contracts	5.1	8.4
Proceeds of corporate owned life insurance	—	7.7
Net cash used in investing activities	$(243.0)	$(125.7)
Cash flows from financing activities:
Net proceeds (payments) of short-term borrowings	$5.5	$(5.9)
Proceeds from long-term debt	423.3	601.5
Payments of long-term debt	(425.0)	(610.4)
Dividends paid on common stock	(118.5)	(115.6)
Repurchases of common stock	(280.2)	(403.1)
Payments of debt modification/extinguishment costs	(15.2)	(17.0)
Impact of tax withholding on share-based compensation	(26.6)	(14.8)
Principal payments related to financing leases	(10.0)	(10.5)
Net cash used in financing activities	$(446.7)	$(575.8)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(28.5)	$4.1
Cash and cash equivalents	561.0	548.7
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$561.0	$548.7
Net change during the period	(104.9)	12.3
Cash and cash equivalents	456.1	561.0
Restricted cash and cash equivalents	—	—
Balance, end of period	$456.1	$561.0

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$613.3	$709.7
Capital expenditures for property and equipment	(237.3)	(213.1)
Free Cash Flow	$376.0	$496.6

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$174.5	$175.2
Income tax payments, net of cash refunds	$192.2	$112.6
Restructuring payments including associated costs	$21.5	$27.7
Non-cash items:
Transfers of shares of our common stock from treasury for our profit-sharing plan contributions	$22.7	$28.0

(1)    2022 primarily consists of depreciation and amortization of $185 million, share based compensation expense of $51 million, net loss on equity investments of $31 million, profit sharing expense of $24 million, provisions for inventory obsolescence of $20 million, and loss on debt redemption and refinancing activities of $11 million, partially offset by a decrease in deferred taxes of $30 million. 2021 primarily consists of depreciation and amortization of $186 million, share based compensation expense of $44 million, increase in deferred taxes of $37 million, profit sharing expense of $22 million, loss on debt redemption and refinancing activities of $19 million, partially offset by gain on sale of businesses / gain from discontinued operations of $59 million.
(2)     Proceeds related to sale of business and property and equipment during the year ended December 31, 2021 primarily relate to the sale of the Reflectix business during the fourth quarter 2021.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$94.7	$0.65	$169.0	$1.12	$491.3	$3.33	$491.2	$3.22
Special Items(1)	50.4	0.34	(1.1)	(0.01)	113.7	0.77	49.6	0.33
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS(2)	$145.1	$0.99	$167.9	$1.12	$605.0	$4.10	$540.8	$3.55
Weighted average number of common shares outstanding - Diluted		146.1		150.3		147.4		152.4

Reconciliation of Adjusted EPS growth to comparable constant currency growth
% (decline)/growth - Adjusted EPS		(12)%				15%
% currency impact		5%				5%
% comparable constant currency		(7)%				20%

(1)      Special Items include items in the table below.
(2)     Adjusted earnings per share for the three months ended December 31, 2021 does not sum due to rounding.

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share data)	2022	2021	2022	2021
Special Items:
Restructuring charges	$7.5	$10.0	$12.1	$14.5
Other restructuring associated costs	0.8	1.0	9.3	16.5
Foreign currency exchange loss due to highly inflationary economies	2.9	0.7	8.8	3.6
Loss on debt redemption and refinancing activities	—	3.9	11.2	18.6
Fair value (gain)/impairment loss on equity investments, net	(1.0)	—	30.6	(6.6)
Impairment of debt investment	—	8.0	—	8.0
Charges related to acquisition and divestiture activity	3.9	0.7	3.1	2.6
Gain on sale of Reflectix	—	(45.3)	—	(45.3)
Other Special Items	3.1	1.6	6.7	3.5
Pre-tax impact of Special Items	17.2	(19.4)	81.8	15.4
Tax impact of Special Items and Tax Special Items	33.2	18.3	31.9	34.2
Net impact of Special Items	$50.4	$(1.1)	$113.7	$49.6
Weighted average number of common shares outstanding - Diluted	146.1	150.3	147.4	152.4
(Loss) Gain per share impact from Special Items	$(0.34)	$0.01	$(0.77)	$(0.33)

12

    The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2022	2021	2022	2021
U.S. GAAP Earnings before income tax provision from continuing operations	$179.2	$247.0	$729.3	$716.2
Pre-tax impact of Special Items	17.2	(19.4)	81.8	15.4
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$196.4	$227.6	$811.1	$731.6

U.S. GAAP Income tax provision from continuing operations	$84.5	$78.0	$238.0	$225.0
Tax Special Items(1)	(36.0)	(8.9)	(49.4)	(31.9)
Tax impact of Special Items	2.8	(9.4)	17.5	(2.3)
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$51.3	$59.7	$206.1	$190.8

U.S. GAAP Effective income tax rate	47.2%	31.6%	32.6%	31.4%
Non-U.S. GAAP Adjusted income tax rate	26.1%	26.2%	25.4%	26.1%

(1)For the year ended December 31, 2022, Tax Special Items primarily reflect accruals for unresolved controversy. For the year ended December 31, 2021, Tax Special Items consist primarily of accruals for unresolved controversy and revaluation of deferred tax assets for foreign legislation changes.

13

Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In USD millions)	Food		Protective		Total Company
2021 Net Sales	$876.5	57.2%	$655.0	42.8%	$1,531.5	100.0%

Price	64.7	7.4%	38.8	5.9%	103.5	6.8%
Volume(1)	(28.0)	(3.2)%	(130.7)	(19.9)%	(158.7)	(10.4)%
Total organic change (non-U.S. GAAP)(2)	36.7	4.2%	(91.9)	(14.0)%	(55.2)	(3.6)%
Acquisition (Divestiture)	1.6	0.2%	(4.7)	(0.7)%	(3.1)	(0.2)%
Total constant dollar change (non-U.S.GAAP)(2)	38.3	4.4%	(96.6)	(14.7)%	(58.3)	(3.8)%
Foreign currency translation	(40.9)	(4.7)%	(26.4)	(4.1)%	(67.3)	(4.4)%
Total change (U.S. GAAP)	(2.6)	(0.3)%	(123.0)	(18.8)%	(125.6)	(8.2)%

2022 Net Sales	$873.9	62.2%	$532.0	37.8%	$1,405.9	100.0%

	Year Ended December 31,
(In USD millions)	Food		Protective		Total Company
2021 Net Sales	$3,112.8	56.3%	$2,421.0	43.7%	$5,533.8	100.0%

Price	396.3	12.7%	301.7	12.5%	698.0	12.6%
Volume(1)	(62.7)	(2.0)%	(267.7)	(11.1)%	(330.4)	(6.0)%
Total organic change (non-U.S. GAAP)(2)	333.6	10.7%	34.0	1.4%	367.6	6.6%
Acquisition (Divestiture)	5.7	0.2%	(41.0)	(1.7)%	(35.3)	(0.6)%
Total constant dollar change (non-U.S.GAAP)(2)	339.3	10.9%	(7.0)	(0.3)%	332.3	6.0%
Foreign currency translation	(134.9)	(4.3)%	(89.3)	(3.7)%	(224.2)	(4.0)%
Total change (U.S. GAAP)	204.4	6.6%	(96.3)	(4.0)%	108.1	2.0%

2022 Net Sales	$3,317.2	58.8%	$2,324.7	41.2%	$5,641.9	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

14

Sealed Air Corporation
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended December 31,
(In USD millions)	Americas		EMEA		APAC		Total
2021 Net Sales	$987.0	64.4%	$321.3	21.0%	$223.2	14.6%	$1,531.5	100.0%

Price	54.2	5.5%	36.8	11.4%	12.5	5.6%	103.5	6.8%
Volume(1)	(116.1)	(11.8)%	(23.9)	(7.4)%	(18.7)	(8.4)%	(158.7)	(10.4)%
Total organic change (non-U.S. GAAP)(2)	(61.9)	(6.3)%	12.9	4.0%	(6.2)	(2.8)%	(55.2)	(3.6)%
(Divestiture) Acquisition	(4.7)	(0.4)%	1.6	0.5%	—	—%	(3.1)	(0.2)%
Total constant dollar change (non-U.S. GAAP)(2)	(66.6)	(6.7)%	14.5	4.5%	(6.2)	(2.8)%	(58.3)	(3.8)%
Foreign currency translation	(10.6)	(1.1)%	(32.5)	(10.1)%	(24.2)	(10.8)%	(67.3)	(4.4)%
Total change (U.S. GAAP)	(77.2)	(7.8)%	(18.0)	(5.6)%	(30.4)	(13.6)%	(125.6)	(8.2)%

2022 Net Sales	$909.8	64.7%	$303.3	21.6%	$192.8	13.7%	$1,405.9	100.0%

	Year Ended December 31,
(In USD millions)	Americas		EMEA		APAC		Total
2021 Net Sales	$3,522.3	63.6%	$1,200.0	21.7%	$811.5	14.7%	$5,533.8	100.0%

Price	521.4	14.8%	136.7	11.4%	39.9	4.9%	698.0	12.6%
Volume(1)	(255.2)	(7.2)%	(55.2)	(4.6)%	(20.0)	(2.4)%	(330.4)	(6.0)%
Total organic change (non-U.S. GAAP)(2)	266.2	7.6%	81.5	6.8%	19.9	2.5%	367.6	6.6%
(Divestiture) Acquisition	(41.0)	(1.2)%	5.7	0.5%	—	—%	(35.3)	(0.6)%
Total constant dollar change (non-U.S. GAAP)(2)	225.2	6.4%	87.2	7.3%	19.9	2.5%	332.3	6.0%
Foreign currency translation	(29.0)	(0.8)%	(127.2)	(10.6)%	(68.0)	(8.4)%	(224.2)	(4.0)%
Total change (U.S. GAAP)	196.2	5.6%	(40.0)	(3.3)%	(48.1)	(5.9)%	108.1	2.0%

2022 Net Sales	$3,718.5	65.9%	$1,160.0	20.6%	$763.4	13.5%	$5,641.9	100.0%

(1)Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

15

Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2022	2021	2022	2021
Adjusted EBITDA from continuing operations:
Food	$201.7	$204.0	$755.1	$688.4
Adjusted EBITDA Margin	23.1%	23.3%	22.8%	22.1%
Protective	102.4	126.3	465.6	446.2
Adjusted EBITDA Margin	19.2%	19.3%	20.0%	18.4%
Corporate	(6.9)	(0.6)	(10.5)	(3.0)
Non-U.S. GAAP Consolidated Adjusted EBITDA	$297.2	$329.7	$1,210.2	$1,131.6
Adjusted EBITDA Margin	21.1%	21.5%	21.5%	20.4%

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2022	2021	2022	2021
U.S. GAAP Net earnings from continuing operations	$94.7	$169.0	$491.3	$491.2
Interest expense, net	43.0	40.2	162.3	167.8
Income tax provision	84.5	78.0	238.0	225.0
Depreciation and amortization(1)	57.8	61.9	236.8	232.2
Special Items:
Restructuring charges	7.5	10.0	12.1	14.5
Other restructuring associated costs	0.8	1.0	9.3	16.5
Foreign currency exchange loss due to highly inflationary economies	2.9	0.7	8.8	3.6
Loss on debt redemption and refinancing activities	—	3.9	11.2	18.6
Fair value (gain)/impairment loss on equity investments, net	(1.0)	—	30.6	(6.6)
Impairment of debt investment	—	8.0	—	8.0
Charges related to acquisition and divestiture activity	3.9	0.7	3.1	2.6
Gain on sale of Reflectix	—	(45.3)	—	(45.3)
Other Special Items	3.1	1.6	6.7	3.5
Pre-tax impact of Special items	17.2	(19.4)	81.8	15.4
Non-U.S. GAAP Consolidated Adjusted EBITDA	$297.2	$329.7	$1,210.2	$1,131.6
Reconciliation of Adjusted EBITDA growth to comparable constant currency growth
% (decline)/growth - Adjusted EBITDA	(10)%		7%
% currency impact	3%		3%
% comparable constant currency	(7)%		10%

(1)     Depreciation and amortization by segment are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2022	2021	2022	2021
Food	$33.4	$32.4	$137.1	$129.1
Protective	24.4	29.5	99.7	103.1
Total Company depreciation and amortization(i)	$57.8	$61.9	$236.8	$232.2

16

(i)    Includes share-based incentive compensation of $11.0 million and $52.3 million for the three months and year ended December 31, 2022, respectively, and $11.4 million and $45.8 million for the three months and year ended December 31, 2021, respectively.

17